Exhibit 10.1

Notice of Long Term Incentive American Eagle Outfitters, Inc.
Grant of Restricted 77 Hot Metal Street

Stock Units and Long Term Incentive Pittsburgh, PA 15203
Restricted Stock Units Award Agreement

___________________________________________________________________________

#EmployeeID# Plan: 2023

#ParticipantName# Product ID:

_____________________________________________________________________

Effective#GrantDate# (the “Grant Date”), you have been granted a target Award of #QuantityGranted# units of restricted stock (the “RSUs”) under the American Eagle Outfitters, Inc. 2023 Stock Award and Incentive Plan (the “Plan”). Each RSU represents the right to receive one share of American Eagle Outfitters, Inc. (the “Company”) common stock, $0.01 par value per share, at a future point in time. This Award is subject to the terms and conditions contained in this Notice and Agreement, as well as the terms and conditions of the Plan. All capitalized words not defined in this Notice and Agreement have the meanings assigned to them in the Plan.

The RSUs shall remain restricted subject to the risk of being forfeited unless your employment is terminated, or in the event of a Change in Control, in each case, as provided in Section 4 of the attached Terms and Conditions and unless a percentage determined based on the performance goals for the Performance Period of Service is earned (the “RSU Vesting Percentage”). For purposes of determining the vesting of the RSUs, the “Performance Period” is [ ]

Performance goals for the Performance Period shall be based on the Company’s total shareholder return (“TSR”) relative to the average TSR of the members of AEO’s [ ] Proxy Peer Group (the “Peer Group”).

For the Company and each company in the Peer Group, TSR will be determined using the 30-day average closing market price per share for the 30 trading days preceding [ ] / the 30-day average closing market price per share for the 30 trading days preceding [ ], assuming all dividends paid from [ ] are reinvested on the ex-dividend date.

Payouts for the relative TSR goal will be determined in accordance with the following schedule (1):

Performance Level(2)	AEO Relative TSR Performance(3)	Vesting Percentage
Maximum	75th percentile or above	150%
Target	50th percentile	100%
Threshold	25th percentile	50%
	Below 25thpercentile	0%

(1) If the Company’s Absolute TSR performance over the Performance Period is negative, the vesting percentage is capped at Target (100%) regardless of the Company’s Relative TSR performance. Absolute TSR is defined as the difference in the Company’s average stock price for the 30 days preceding the grant date and the final 30 days of the performance period.

(2) If Threshold is met or exceeded, the performance and Award pay-out will be determined through interpolation between Threshold, Target and Maximum performance levels (e.g., performance between percentiles will be interpolated).

(3) Any adjustments to the Peer Group companies, as a result of corporate transactions or other significant corporate events during the Performance Period, shall be determined as set forth in, and on file with the Compensation Committee (the “Committee”).

The number of RSUs determined by applying a percentage under the schedule above shall be rounded up to the nearest whole share.

The Committee shall determine and certify in writing the achievement of the above performance goals after the end of the Performance Period. On the date of certification, such restrictions will lapse as to the Shares that are earned in accordance with the performance measures set forth in the schedule above (the “Period of Restriction”) and the balance, if any, shall be forfeited.

As provided in the Plan and this Notice and Agreement, this Award may terminate before the restrictions lapse. For example, if your employment with the Company ends before the date the restrictions lapse, this Award will terminate and the RSUs awarded shall revert to the Company, except in certain cases as specified in Section 4 of this Notice and Agreement.

By signing below (which includes electronic acceptance), you agree that this Award is governed by this Notice and Agreement, and by the terms and conditions contained in the Plan, as amended from time to time, and incorporated into this Notice and Agreement by reference

American Eagle Outfitters, Inc.

By: ___________________________

Jay Schottenstein Date

_____________________________________ ___________________________

Employee Date

TERMS AND CONDITIONS OF RESTRICTED STOCK AWARD

1. Grant of Award. American Eagle Outfitters, Inc. (the “Company”) hereby grants to the employee named on page 1 of this Notice and Agreement (“Employee”) as a separate incentive in connection with Employee’s employment and not in lieu of any salary or other compensation for Employee’s services, an Award of the number of restricted stock units (“RSUs”) of Stock of the Company set forth on page 1 of this Notice and Agreement, which RSUs are granted on the Grant Date, subject to all the terms and conditions in this Notice and Agreement and in the Company’s 2023 Stock Award and Incentive Plan (the “Plan”). Each RSU represents the right to receive one share of Stock at a future point in time.

2. .Nature of Grant. In accepting the grant of RSUs, Employee acknowledges, understands and agrees that:

a)
the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;
b)
the grant of the RSUs is voluntary and occasional and does not create any contractual or other right to receive future grants of RSUs, or benefits in lieu of RSUs, even if RSUs have been granted in the past;
c)
all decisions with respect to future RSU or other grants, if any, will be at the sole discretion of the Company;
d)
Employee is voluntarily participating in the Plan;
e)
the RSUs and the shares of Common Stock underlying the RSUs awarded under the Plan (the “Shares”) are not intended to replace any pension rights or compensation;
f)
the RSUs and the Shares, and the income and value of same, are not part of normal or expected compensation or salary for any purpose, including, without limitation, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments;
g)
the future value of the Shares is unknown, indeterminable and cannot be predicted with certainty;
h)
no claim or entitlement to compensation or damages shall arise from forfeiture of the RSUs resulting from the termination of Employee’s Service (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where Employee is employed or the terms of Employee’s employment agreement, if any), and in consideration of the grant of the RSUs to which Employee is otherwise not entitled, Employee irrevocably agrees never to institute any claim against the Company or any of its subsidiaries or affiliates, waives Employee’s ability, if any, to bring any such claim, and releases the Company and all its subsidiaries and affiliates from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, Employee shall be deemed irrevocably to have agreed not to pursue such claim and agree to execute any and all documents necessary to request dismissal or withdrawal of such claim; and
i)
unless otherwise provided in the Plan or by the Company in its discretion, the RSUs and the benefits evidenced by this Notice and Agreement do not create any entitlement to have the RSUs or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Common Stock.

3. Rights of Employee with Respect to the Restricted Stock Units.

3.1 No Stockholder Rights. The RSUs granted pursuant to this Award do not and shall not entitle Employee to any rights of a stockholder of Stock, including voting rights with respect to shares of Stock underlying RSUs prior to the Company’s issuance of such shares pursuant to Section 3.3. The rights of Employee with respect to the RSUs shall remain forfeitable at all times prior to the date on which such rights become vested and the restrictions with respect to the RSUs lapse.

3.2 Additional Restricted Stock Units. As long as Employee holds RSUs granted pursuant to this Award, the Company shall credit to Employee, on each date that the Company pays a cash dividend to holders of Stock generally, an additional number of RSUs (“Additional RSUs”) equal to the total number of whole RSUs and Additional RSUs previously credited to Employee under this Award multiplied by the dollar amount of the cash dividend paid per share of Stock by the Company on such pay date, divided by the Fair Market Value of a share of Stock on such pay date. Any fractional RSU resulting from such calculation shall be included in the Additional RSUs. A report showing the number of Additional RSUs so credited shall be sent to Employee periodically, as determined by the Company. The Additional RSUs so credited shall be subject to the same terms and conditions as the RSUs to which such Additional RSUs relate and the Additional RSUs shall be forfeited in the event that the RSUs with respect to which such Additional RSUs were credited are forfeited.

3.3 Conversion of Restricted Stock Units; Issuance of Stock. No shares of Stock shall be issued to Employee prior to the date on which the RSUs vest, and the restrictions with respect to the RSUs lapse, as set forth on page 1 of this Notice and Agreement. Neither this Section 3.3 nor any action taken pursuant to or in accordance with this Section 3.3 shall be construed to create a trust of any kind. After any RSUs vest as set forth on page 1 of this Notice and Agreement, the Company shall as soon as administratively practicable (but no later than 30 days thereafter) cause to be issued one share of Stock for each RSU in book-entry form, registered in Employee’s name or in the name of Employee’s legal representatives, beneficiaries or heirs, as the case may be, in payment of such vested whole RSUs and any Additional RSUs. The value of any fractional RSU shall be rounded up to the nearest whole share at the time shares are delivered to Employee in payment of the RSUs and any Additional RSUs.

3. Termination of Service/Change in Control. The RSUs as to which restrictions have not lapsed upon the date and time of Employee’s termination of Service, for a reason other than Employee’s death, Disability or Retirement or following a Change in Control as specified in Section 9 of the Plan, shall terminate and thereupon revert to the Company automatically and without charge to the Company subject to the discretion of the Committee. Such RSUs shall thereafter be available for grant under the Plan.

In the event of a termination of Service as a result of Employee’s death, Disability or Retirement, the RSUs shall be vested as scheduled, if and to the extent the performance goals for this Award are achieved.

Following a Change in Control, the provisions of Section 9 of the Plan shall control the vesting and payment of the Award. In this regard, in the event the RSUs are assumed in a Change in Control, and within 18 months after the effective date of the Change in Control, Employee’s employment or service is terminated by the Company without Cause (excluding voluntary resignation, death, Disability or Retirement), then the vesting and payment of the RSUs shall be accelerated to the extent provided by Section 9(a)(i)(C)) of the Plan. If the RSUs are not assumed in a Change in Control, the vesting and payment of RSUs shall be governed by Section 9(a)(ii)(C)) of the Plan.

5. Continuous Employment Required. Subject to the provisions of Section 4 above, restrictions on RSUs shall not lapse and the RSUs shall not vest in accordance with any of the provisions of this Notice and Agreement unless Employee shall have been continuously employed by the Company or by one of its affiliates from the date of the Award until the date such restrictions are deemed to have lapsed.

6. Forfeiture of Award. Notwithstanding anything in this Notice and Agreement to the contrary, the RSUs represented by this Award may be forfeited in accordance with the provisions of Sections 4, 9 or 20 of this Notice and Agreement or Section 10 of the Plan.

7. Withholding Taxes. Notwithstanding anything in this Notice and Agreement to the contrary, no shares of Stock may be issued unless and until Employee shall have delivered to the Company or its designated affiliate, the full amount of any federal, state or local income and other withholding taxes. The Company will automatically withhold from the total number of shares of Stock deliverable to Employee upon the applicable vesting date, the number of shares having a value equal to the minimum statutory tax withholding requirements as determined in accordance with the Plan. In the event of any remaining tax balance, Employeewill be required to deliver a check for that amount payable to American Eagle Outfitters, Inc. before the shares of Stock are deposited into Employee’s account. Notwithstanding any other provision of this Notice and Agreement to the contrary, the Company shall not be obligated to guarantee any particular tax result for Employee with respect to any payment provided to Employee hereunder, and Employee shall be responsible for any taxes imposed on Employee with respect to any such payment.

8. Beneficiary Designation. If permitted by the Committee, Employee may name a beneficiary or beneficiaries to whom any vested but unpaid Award amount shall be paid in the event of Employee’s death. In order to be effective, a beneficiary designation must be made by Employee in a form and manner acceptable to the Company. If Employee fails to make an effective beneficiary designation, or if no such beneficiary survives Employee, then the vested but unpaid benefits remaining at Employee’s death shall be paid to Employee’s estate.

9. Non-competition and Non-solicitation.

9.1 In consideration of the RSUs, Employee agrees and covenants not to:

(a) contribute his or her knowledge, directly or indirectly, in whole or in part, as an employee, officer, owner, manager, advisor, consultant, agent, partner, director, stockholder, volunteer, intern or in any other similar capacity to an entity engaged in the same or similar business as the Company and its affiliates, including those engaged in the retail sale of apparel, swimwear, lingerie, accessories or footwear, during Employee’s tenure with the Company and its affiliates and for a period of 12 months following Employee’s termination of Service or such longer period of time as may be set forth in any offer letter or other agreement between the parties; or,

(b) directly or indirectly, solicit, hire, recruit, attempt to hire or recruit, or induce the termination of employment of any employee of the Company or its affiliates during Employee’s tenure with the Company and its affiliates and for 12 months following the Participant's termination of Service.

9.2 In the event of a breach or threatened breach of any of the covenants contained in Section 9.1:

(a) any unvested portion of this Award shall be forfeited effective as of the date of such breach, unless sooner terminated by operation of another term or condition of this Notice and Agreement or the Plan; and

(b) Employee hereby consents and agrees that the Company shall be entitled to seek, in addition to other available remedies, a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. The aforementioned equitable relief shall be in addition to, not in lieu of, legal remedies, monetary damages or other available forms of relief.

10. Non-transferability of Award. Until the end of the Period of Restriction set forth on page 1 of this Notice and Agreement, the RSUs granted herein and the rights and privileges conferred hereby and the Plan may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated (by operation of law or otherwise) other than: (a) by will; (b) by the laws of descent and distribution; or (c) as provided in Section 11(b) of the Plan.

11. Conditions to Issuance of Shares. The shares of Stock deliverable to Employee may be either previously authorized but unissued shares or issued shares which have been reacquired by the Company. The Company shall not be required to issue any shares of Stock hereunder prior to fulfillment of all of the following conditions: (a) The admission of such shares to listing on all stock exchanges on which such class of Stock is then listed; (b) The completion of any registration or other qualification of such shares under any state or federal law or under the rulings or regulations of the Securities and Exchange Commission or any other governmental regulatory body, which the Committee shall, in its absolute discretion, deem necessary or advisable; (c) The obtaining of any approval or other clearance from any state or federal governmental agency, which the Committee shall, in its absolute discretion, determine to be necessary or advisable; and (d) The lapse of such reasonable period of time following the date of grant of the RSUs as the Committee may establish from time to time for reasons of administrative convenience.

12. Plan Governs. This Notice and Agreement is subject to all the terms and provisions of the Plan. In the event of a conflict between one or more provisions of this Notice and Agreement and one or more provisions of the Plan, the provisions of the Plan shall govern.

13. No Right to Continued Employment or Future Awards. Employee understands and agrees that this Notice and Agreement does not impact in any way the right of the Company, or any affiliate of the Company employing Employee, to terminate the employment or change the terms of the employment of Employee at any time for any reason whatsoever, with or without cause. Employee understands and agrees that Employee’s employment with the Company or an affiliate is on an "at-will" basis only. The Award is a voluntary, discretionary Award being made on a one-time basis and it does not constitute a commitment to make any future Awards. The Award and any related payments made to you will not be considered salary or other compensation for purposes of any severance pay or similar allowance, except as otherwise required by law.

14. Notices. Any notice to be given to the Company under the terms of this Notice and Agreement shall be addressed to the Company, in care of General Counsel, at American Eagle Outfitters, Inc., 77 Hot Metal Street, Pittsburgh, PA 15203, or at such other address as the Company may hereafter designate in writing. Any notice to be given to Employee shall be addressed to Employee at the address for Employee maintained on the books and records of the Company. All such notices shall be deemed effective upon personal delivery (or electronic delivery to the extent authorized hereunder) or upon deposit in the U.S. mail, postage prepaid and properly addressed to the party to be notified.

15. Captions. Captions provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Notice and Agreement.

16. Agreement Severable. In the event that any provision in this Notice and Agreement shall be held invalid, illegal or unenforceable, such provision shall be severable from, and such invalidity, illegality or unenforceability shall not be construed to have any effect on, the remaining provisions of this Notice and Agreement, and the provisions so held to be invalid, unenforceable or otherwise illegal shall be reformed to the extent (and only to the extent) necessary to make it enforceable, valid and legal.

17. Governing Law and Venue. The RSU grant and the provisions of this Notice and Agreement are governed by, and subject to, the laws of the State of Delaware, without regard to the conflict of law provisions. For purposes of litigating any dispute that arises under the RSU grant or this Notice and Agreement, the parties hereby submit to and consent to the jurisdiction of the Commonwealth of Pennsylvania, agree that such litigation shall be conducted in the courts of Allegheny County, or the federal courts for the United States for the Western District of Pennsylvania, where this grant is made and/or to be performed.

18. Unfunded Obligation. The obligations of the Company hereunder will be merely that of an unfunded and unsecured promise of the Company to deliver shares of Stock in the future, and the rights of Employee will be no greater than that of an unsecured general creditor. No assets of the Company will be held or set aside as security for the obligations of the Company hereunder.

19. Nature of Grant. Employee acknowledges that (a) the future value of the underlying shares of Stock is unknown and cannot be predicted with certainty and (b) in consideration of the grant of the RSUs, no claim or entitlement to compensation or damages shall arise from termination of the RSUs or diminution in value of the shares received upon settlement including (without limitation) any claim or entitlement resulting from termination of Employee’s active employment by the Company or an affiliate (for any reason whatsoever and whether or not in breach of local labor laws), and Employee hereby releases the Company and its affiliates from any such claim that may arise if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by accepting the RSUs and this Notice and Agreement, Employee shall be deemed irrevocably to have waived Employee’s entitlement to pursue such claim.

20. Clawback. Notwithstanding any provisions of this Notice and Agreement to the contrary, any RSUs granted hereunder will be subject to mandatory forfeiture or repayment by Employee to the Company to the extent Employee is, or in the future becomes, subject to (a) any Company clawback or recoupment policy that is adopted to comply with the requirements of any applicable laws, rules or regulations, or that is otherwise adopted by the Company, or (b) any applicable laws which impose mandatory recoupment, under circumstances set forth in such applicable laws, including as required by the Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act, or other applicable law, regulation or stock exchange listing requirement, as may be in effect from time to time, and which may operate to create additional rights for the Company with respect to Awards and the forfeiture or recovery of amounts relating thereto. In the event of a forfeiture event under an applicable Company clawback policy, any amounts required to be forfeited pursuant to such policy shall be deemed not to have been earned under the terms of the Plan, and the Company shall be entitled to recover from Employee the amount specified under the clawback policy to be forfeited. By accepting this grant of RSUs, Employee agrees and acknowledges that Employee is obligated to cooperate with, and provide any and all assistance necessary to, the Company to provide for the forfeiture or to recover or recoup this Award or amounts paid under this Award subject to clawback pursuant to such law, government regulation, stock exchange listing requirement or Company policy or the Plan. Such cooperation and assistance shall include, but is not limited to, executing, completing and submitting any documentation necessary to forfeit, recover or recoup this Award or amounts paid hereunder from Employee’s accounts, or pending or future compensation awards that may be made to Employee.

21. Electronic Delivery. The Company may, in its sole discretion, deliver any documents related to the RSUs and Employee’s participation in the Plan, or future Awards that may be granted under the Plan, by electronic means or request Employee’s consent to participate in the Plan by electronic means. Employee hereby consents to receive such documents by electronic delivery and, if requested, agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third-party designated by the Company.

22. Compliance with Laws and Regulations. The issuance of shares of Stock pursuant to this Notice and Agreement shall be subject to compliance by Employee with all applicable requirements of law relating thereto and with all applicable regulations of any stock exchange on which the Stock may be listed for trading at the time of such issuance.

23. Binding Effect; No Third Party Beneficiaries. This Notice and Agreement shall be binding upon and inure to the benefit of the Company and Employee and their respective heirs, representatives, successors and permitted assigns. This Notice and Agreement shall not confer any rights or remedies upon any person other than the Company and Employee and their respective heirs, representatives, successors and permitted assigns.

24. Compliance with Section 409A of the Code. The Award covered by this Notice and Agreement is intended to be excepted from coverage under, or compliant with, the provisions of Section 409A of the Code, and the regulations and other guidance promulgated thereunder (“409A”). Notwithstanding the foregoing or any other provision of this Notice and Agreement or the Plan to the contrary, if the Award is subject to the provisions of 409A (and not exempted therefrom), the provisions of this Notice and Agreement and the Plan shall be administered, interpreted and construed in a manner necessary to comply with 409A (or disregarded to the extent such provision cannot be so administered, interpreted or construed). If any payments or benefits hereunder may be deemed to constitute nonconforming deferred compensation subject to taxation under the provisions of 409A, Employee agrees that the Company may, without the consent of Employee, modify this Notice and Agreement to the extent and in the manner the Company deems necessary or advisable or take such other action or actions, including an amendment or action with retroactive effect, that the Company deems appropriate in order either to preclude any such payment or benefit from being deemed “deferred compensation” within the meaning of 409A or to provide such payments or benefits in a manner that complies with the provisions of 409A such that they will not be subject to the imposition of taxes and/or interest thereunder. If, at the time of Employee’s separation from service (within the meaning of 409A), (a) Employee shall be a specified employee (within the meaning of 409A and using the identification methodology selected by the Company from time to time) and (b) the Company shall make a good faith determination that an amount payable hereunder constitutes deferred compensation (within the meaning of 409A) the settlement of which is required to be delayed pursuant to the six-month delay rule set forth in 409A in order to avoid taxes or penalties under 409A, then the Company shall not settle such amount on the otherwise scheduled settlement date but shall instead settle it, without interest, on the first business day of the month after such six-month period. Notwithstanding the foregoing, the Company makes no representations and/or warranties with respect to compliance with 409A, and Employee recognizes and acknowledges that 409A could potentially impose upon Employee certain taxes and/or interest charges for which Employee is and shall remain solely responsible.